Exhibit 10.23

Incentive Bonus (IB) Plan	fy2008

CORPORATE
The Activant Solutions Inc. Annual Incentive Bonus Plan (the “Plan”) is designed to create an incentive for participants to align their individual goals with those of Activant Solutions Inc. (the “Company”) and to reward participants with an incentive bonus award (“IB”) when the benefits of that alignment are reflected in the Company’s financial results.
Bonuses are determined by evaluating the Company’s actual financial performance against expected financial performance to produce an “Achievement Award Percentage”; this Achievement Award Percentage is then multiplied against a participant’s Target Incentive Compensation (“TIC”) to determine the participant’s annualized target award. The participant’s annualized target award (pro-rated as described below if participation is less than the full Plan Period) is compared to the cumulative total of quarterly IB payments, if any, made during the Plan Period and the remainder (including any “overachievement” that occurs when the Achievement Award Percentage is greater than 100%) is awarded as a “Final IB Achievement Award.”
PLAN PERIOD
The Plan Period is concurrent with the Company’s fiscal year (October 1 — September 30). Each Plan Period stands alone.
ELIGIBILITY & PARTICIPATION
The TIC opportunities and qualifying jobs / job levels under the Plan are subject to review and approval by the Chief Executive Officer (“CEO”). Employees in these qualifying job / job levels who are not concurrently participating in another Company incentive plan may be nominated by their management to participate. The nominated employee becomes a Plan Participant if the nomination is approved by the Senior Vice President of Human Resources (or, in the absence of the Senior Vice President, the CEO). Participation (aside from removal or termination from the Plan) will take effect with the start of the fiscal quarter immediately following the associated status change. Except as otherwise approved by the CEO or the Senior Vice President of Human Resources, participants must be employed in a qualifying job / job level for a full fiscal quarter to be eligible for a pro-rated TIC for that quarter.
Example 1 - Date Participation Begins
Employee receives a promotion effective February 1 and because of the promotion is now in an eligible job and job level to participate in the Plan. If approved, the earliest date the employee would become a Plan Participant is April 1 — the beginning of fiscal Q3.
A Plan Participant may be removed from the Plan or have his or her TIC reduced if his or her job performance, in the view of the Plan Participant’s management, is not at least maintained at a level consistent with the “MC” classification on the Company’s performance rating scale. Any Plan Participant who has a change in his or her TIC (including a reduction in his or her TIC or removal from the Plan other than for termination of employment) with an effective date after the beginning of a fiscal quarter will have that change impact his or her IB calculation at the beginning of the next quarter.
Example 2 - Date TIC Change is Effective
Plan Participant has a TIC increase of $2,000 as of November 1. Plan calculations and awards will not be affected by the change until the quarter that begins January 1.
A Plan Participant must be employed by the Company at the time of approval of the Achievement Award Percentage for such Plan Participant to qualify for the IB payment — such approval normally given 45-50 days after the quarter. Participation in the Plan, and eligibility for IB, terminates immediately upon a Plan Participant’s termination of employment.
FINANCIAL COMPONENTS
Company Performance Targets:
• Quarterly and annual adjusted EBITDA: Earnings Before Interest, Taxes, Depreciation, and Amortization as defined under Activant’s existing bank credit facility agreement as adjusted for the inclusion or exclusion of financial components as defined by the Company’s Board of Directors (referred to in this document as “adjusted EBITDA”).
• Quarterly and annual revenue: Revenue from the sale of goods and services.

Incentive Bonus (IB) Plan	fy2008

CORPORATE
QUARTERLY IB ACHIEVEMENT AWARDS
For fiscal quarters 1 – 3, an IB Achievement Award may be made, at the Company’s discretion, when the minimum performance thresholds for adjusted EBITDA and revenue established by the Compensation Committee of the Company’s Board of Directors have been met. The award amount will be capped at 25% of the participant’s annualized TIC for that quarter.
FINAL IB ACHIEVEMENT AWARD (includes Q4 quarterly ib achievement award & annual overachievement, if applicable)

After the end of the Plan Period, audited annual financial results are used to calculate an annualized target award for each Plan Participant, which is the Plan Participant’s pro-rated TIC multiplied by the Achievement Award Percentage and includes any “overachievement” under the matrix in Appendix 1, given the Company’s actual audited financial performance for the fiscal year. This annualized target award is then compared to the year-to-date total of quarterly IB Achievement Award payments (if any) made over the Plan Period and if the total of cumulative quarterly IB Achievement Award payments is:
LESS than the annualized target award: Plan Participants will be eligible to receive the difference as their final IB Achievement Award.
MORE than the annualized target award: no further IB payments will be made.
The achievement and level of the Achievement Award Percentage is subject to review and approval by the Compensation Committee of the Company’s Board of Directors. The level of the Company’s financial performance is subject to the review and approval of the Audit Committee of the Company’s Board of Directors. IB payments are not made until after such review and approval by the Compensation Committee and the Audit Committee for such fiscal quarter. Note: Plan Participants removed from the Plan as of the end of the Plan Period or earlier are ineligible to receive a Final IB Achievement Award. Plan Participants added to the Plan will not be eligible to participate until the first day of the fiscal quarter after being added to the Plan.
Example 3 - Final Plan Payment Calculation, Less Than Full Year Participation

Assume: Participation began Q2 and the achievement award percentage is 100%.
IMPORTANT NOTE: EXCEPTIONS TO PLAN PROVISIONS AS STATED IN THIS DOCUMENT REQUIRE SPECIFIC APPROVAL BY THE SENIOR VICE PRESIDENT OF HUMAN RESOURCES (OR CEO). There is no vested entitlement to any bonus. Bonus payments are made at the sole discretion of the Chief Executive Officer (subject to authorization by the Board of Directors or the Compensation Committee of the Board of Directors). Plan participants are advised against assuming that they will receive any payments under the Plan in advance of any such payment; target awards represent “pay-at-risk” and as such should not be prospectively relied on to meet financial commitments. Incentive bonus plans and payment terms, including individual participation and eligibility for payment, may be changed at any time, retroactively or prospectively, with or without prior notice, at the discretion of the Chief Executive Officer and all Company incentive plans require review & approval by the Chief Executive Officer. No statement, expressed or implied, or any other feature of the Plan affects the employment-at-will status of Plan Participants.

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